EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter 2017 Results

  Revenues of $1.204 billion, $22.0 million net income
  New truck sales increased due to strong vocational demand
  Used truck market still challenging, but values stabilizing
  Aftermarket revenues positively impacted by energy, vocational business
  Absorption ratio increases to record high of 121.8%

SAN ANTONIO, July 26, 2017 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2017, the Company achieved revenues of $1.204 billion and net income of $22.0 million, or $0.54 per diluted share, compared with revenues of $1.026 billion and net income of $10.8 million, or $0.27 per diluted share, in the quarter ended June 30, 2016. During the second quarter of 2016, the Company incurred a restructuring charge of $0.9 million to selling, general and administrative expenses, which reduced earnings per diluted share by $0.01, related to the consolidation of certain dealerships.

“Continued growth in the housing and construction sectors, improvement in the energy sector and general economic improvement across the country contributed to our strong financial performance this quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We remained focused on our long-term growth goals, which include expansion of our all-makes parts business, advanced vehicle technologies, and alternative fuel solutions,” he added.

“It is important that I thank all of our employees for their continued hard work and commitment to providing superior service to our customers. Our financial performance this quarter would not have been possible without their impressive efforts,” said Rush.

Operations

Aftermarket Solutions
Aftermarket services accounted for approximately 64.4% of the Company's total gross profits, with parts, service and body shop revenues up 11.5%, as compared to the second quarter of 2016. The Company achieved a quarterly absorption ratio of 121.8% in the second quarter of 2017.

“Our increase in aftermarket revenues is primarily attributed to growth in energy sector activity, along with strong vocational business across the country, including continued construction-related growth along both coasts,” said Rush. “As we look ahead, we expect our aftermarket services revenues to remain strong in the third quarter,” he added.

“With a renewed aftermarket sales management focus, we are beginning to see financial benefit from our growth initiatives, particularly in the area of all-makes parts, and we expect that to continue as we gain more traction in the future,” he said. “Further, our Business Process Management group is continuing their efforts to drive efficiencies in a manner that will enable us to increase productivity, decrease expenses and better ensure a consistent experience for both our customers and our employees, while our employees companywide remain focused on managing expenses,” Rush noted.

Truck Sales
U.S. Class 8 retail sales were 48,771 units in the second quarter, down 8.2% over the same period last year, according to ACT Research. Rush’s Class 8 sales increased 29.3% as compared to the second quarter of 2016 and accounted for 6.9% of the U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 186,100 units in 2017, a 5.5% decrease compared to 2016, but considerably higher than their original 2017 forecast of 154,000 units.

“Our Class 8 new truck sales in the second quarter reflect an improving energy sector, continued solid vocational demand from construction and refuse customers and continued demand for replacement trucks supporting general freight,” said Rush.

“The over-supply of used trucks available nationwide continues to present challenges to the market, but we believe values have begun to stabilize,” said Rush. “Our used truck inventory is well-positioned to support trade activity and new truck sales,” he noted.

“Due to increased activity from a wide variety of industries and overall economic improvement, we believe our Class 8 new truck sales in the second half of 2017 will remain strong,” Rush said.

Rush’s Class 4-7 medium-duty sales increased 10.1% from the second quarter of 2016, accounting for 4.9% of the total U.S. market. U.S. Class 4-7 retail sales were 62,618 units in the second quarter of 2017, up approximately 9.2% over the second quarter of 2016. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 233,600 units in 2017, a 3.3% increase over 2016.

“Our medium-duty truck sales were strong in the second quarter, bolstered in part due to the timing of some large fleet deliveries,” Rush explained. “Additionally, our inventory of ’ready- to-roll’ trucks nationwide allows us to support customers in construction, infrastructure and a wide variety of other industries,” said Rush.

“The medium-duty market remains strong, and we expect our Class 4-7 sales for the remainder of the year to be consistent with our first half performance,” said Rush.

Financial Highlights

In the second quarter of 2017, the Company’s gross revenues totaled $1.204 billion, a 17.2% increase from gross revenues of $1.026 billion reported for the quarter ended June 30, 2016. Net income for the quarter was $22.0 million, or $0.54 per diluted share, compared to net income of $10.8 million, or $0.27 per diluted share, in the quarter ended June 30, 2016. During the second quarter of 2016, the Company incurred a non-recurring restructuring charge of $0.9 million to selling, general and administrative expenses, which reduced earnings per diluted share by $0.01, related to the consolidation of certain dealerships.

Parts, service and body shop revenues were $366.6 million in the second quarter of 2017, compared to $328.7 million in the second quarter of 2016. The Company delivered 3,352 new heavy-duty trucks, 3,073 new medium-duty commercial vehicles, 473 new light-duty commercial vehicles and 1,743 used commercial vehicles during the second quarter of 2017, compared to 2,592 new heavy-duty trucks, 2,792 new medium-duty commercial vehicles, 386 new light-duty commercial vehicles and 1,750 used commercial vehicles during the second quarter of 2016.

During the second quarter of 2017, the Company repurchased $18.6 million of its common stock and ended the quarter with $123.8 million in cash and cash equivalents, an increase of $34.7 million from March 31, 2017.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 27, 2017, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Conference ID 48405952) or via the Internet at
http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2017. Listen to the audio replay until August 3, 2017, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Conference ID 48405952.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$123,807	$82,026
Accounts receivable, net	142,556	156,199
Note receivable affiliate	16,742	10,166
Inventories, net	916,601	840,304
Prepaid expenses and other	9,557	8,798
Assets held for sale	11,714	13,955
Total current assets	1,220,977	1,111,448
Investments	6,375	6,231
Property and equipment, net	1,118,758	1,135,805
Goodwill, net	290,191	290,191
Other assets, net	55,498	59,372
Total assets	$2,691,799	$2,603,047

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$692,125	$646,945
Current maturities of long-term debt	137,320	130,717
Current maturities of capital lease obligations	15,443	14,449
Liabilities directly associated with assets held for sale	–	783
Trade accounts payable	114,148	97,844
Customer deposits	29,748	18,418
Accrued expenses	88,951	83,974
Total current liabilities	1,077,735	993,130
Long-term debt, net of current maturities	443,465	472,503
Capital lease obligations, net of current maturities	66,313	70,044
Other long-term liabilities	9,298	7,214
Deferred income taxes, net	200,108	197,331
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2017 and 2016	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,793,032 Class A shares and 8,637,855 Class B shares outstanding in 2017; and 30,007,088 Class A shares and 9,245,447 Class B shares outstanding in 2016	448	438
Additional paid-in capital	330,617	309,127
Treasury stock, at cost: 934,171 class A shares and 4,456,753 class B shares in 2017 and 934,171 class A shares and 3,650,491 class B shares in 2016	(113,091)	(86,882)
Retained earnings	676,906	640,428
Accumulated other comprehensive loss, net of tax	–	(286)
Total shareholders’ equity	894,880	862,825
Total liabilities and shareholders’ equity	$2,691,799	$2,603,047

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
New and used commercial vehicle sales	$775,988	$636,853	$1,411,941	$1,305,398
Parts and service sales	366,599	328,665	716,705	670,604
Lease and rental	53,048	52,152	104,292	103,039
Finance and insurance	4,392	4,837	8,321	9,336
Other	3,496	3,955	7,061	8,925
Total revenue	1,203,523	1,026,462	2,248,320	2,097,302
Cost of products sold:
New and used commercial vehicle sales	718,253	591,331	1,306,373	1,214,991
Parts and service sales	231,992	209,519	456,458	427,762
Lease and rental	44,206	45,134	88,510	90,801
Total cost of products sold	994,451	845,984	1,851,341	1,733,554
Gross profit	209,072	180,478	396,979	363,748
Selling, general and administrative expense	159,353	146,080	309,756	308,532
Depreciation and amortization expense	12,444	12,821	24,936	25,468
Gain (loss) on sale of assets	132	(5)	(31)	5
Operating income	37,407	21,572	62,256	29,753
Interest expense, net	2,824	3,763	5,615	8,002
Income before taxes	34,583	17,809	56,641	21,751
Provision for income taxes	12,584	6,992	20,163	8,539
Net income	$21,999	$10,817	$36,478	$13,212

Earnings per common share:
Basic	$ .55	$ .27	$ .92	$ .33
Diluted	$ .54	$ .27	$ .90	$ .32

Weighted average shares outstanding:
Basic	39,642	40,250	39,493	40,402
Diluted	40,839	40,778	40,737	40,914

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2017	June 30, 2016
New heavy-duty vehicles	$468,317	$346,617
New medium-duty vehicles (including bus sales revenue)	213,192	198,364
New light-duty vehicles	18,216	14,353
Used vehicles	72,194	70,920
Other vehicles	4,069	6,599

Absorption Ratio	121.8%	110.3%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2017	June 30, 2016
Floor plan notes payable	$692,125	$830,092
Current maturities of long-term debt	137,320	134,830
Current maturities of capital lease obligations	15,443	14,303
Liabilities directly associated with asset held for sale	−	1,196
Long-term debt, net of current maturities	443,465	496,658
Capital lease obligations, net of current maturities	66,313	69,628
Total Debt (GAAP)	1,354,666	1,546,707
Adjustments:
Debt related to lease & rental fleet	(560,380)	(599,073)
Floor plan notes payable	(692,125)	(830,092)
Adjusted Total Debt (Non-GAAP)	102,161	117,542
Adjustment:
Cash and cash equivalents	(123,807)	(92,664)
Adjusted Net Debt (Cash) (Non-GAAP)	$(21,646)	$24,878

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2017	June 30, 2016
Net Income (GAAP)	$63,848	$42,908
Provision for income taxes	37,491	27,296
Interest expense	11,892	14,936
Depreciation and amortization	50,729	48,504
(Gain) loss on sale of assets	(1,719)	(68)
EBITDA (Non-GAAP)	162,241	133,576
Adjustments:
Interest expense associated with FPNP	(9,747)	(13,870)
Restructuring and impairment charges	−	8,930
Adjusted EBITDA (Non-GAAP)	$152,494	$128,636

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. Management recorded a charge to selling, general and administrative expense during the first and second quarters of 2016 related to the closing of certain dealerships and the disposition of excess real estate. Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2017	June 30, 2016
Net cash provided by operations (GAAP)	$428,976	$387,859
Acquisition of property and equipment	(161,269)	(318,855)
Free cash flow (Non-GAAP)	267,707	69,004
Adjustments:
Draws (payments) on floor plan financing, net	(151,966)	(43,850)
Proceeds from L&RFD	103,806	146,128
Principal payments on L&RFD	(159,665)	(157,734)
Non-maintenance capital expenditures	34,142	117,213
Adjusted Free Cash Flow (Non-GAAP)	$94,024	$130,761

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2017	June 30, 2016
Total Shareholders' equity (GAAP)	$894,880	$846,007
Adjusted net debt (cash) (Non-GAAP)	(21,646)	24,878
Adjusted Invested Capital (Non-GAAP)	$873,234	$870,885

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226